NuState Energy Holdings, Inc. Announces Name Change, Ticker Symbol Change, and Reverse Stock Split

April 25, 2018

FORT LAUDERDALE, Fla.—(BUSINESS WIRE) — Florida-based company NuState Energy Holdings, Inc. (OTC PINK: NSEH) (the “Company”) today announced that it has changed its name from NuState Energy Holdings, Inc. to Visium Technologies, Inc. The name change was effected to more accurately reflect the Company’s primary focus on technology and cybersecurity. In addition to the name change, the Company also changed its ticker symbol, and the changes were approved by the Financial Industry Regulatory Authority on April 24, 2018. The Company will trade for the next twenty business days under the symbol “NSEHD” until May 21, 2018 at which point the symbol change will take effect and the Company’s common stock will trade tentatively under the symbol of “VISM.” In addition, effective immediately, the Company has effected a one for three thousand reverse stock split of its common stock.

These actions were taken as a result of the Company’s recent focus on technology and cybersecurity and comes in the wake of changes in the Company’s management and board of directors.

As a result of the reverse split, each 3,000 pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the holders, and the number of outstanding common shares will be reduced from approximately 4.5 billion shares to approximately 1.5 million shares. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the par value of the common stock.

On February 28, 2018, the board of directors of the Company approved the reverse stock split, subject to shareholder approval. The majority shareholders approved giving the Board discretionary authority to enact the reverse stock split by written consent on February 28, 2018 in accordance with the Company’s current articles of incorporation and bylaws.

No fractional shares will be issued as a result of the reverse stock split. Shareholders who otherwise would be entitled to a fractional share because they hold a number of shares not evenly divisible by the 1 for 3,000 reverse split ratio, will automatically be entitled to receive an additional fractional share of the Company’s common stock to round up to the next whole share.

The Company’s transfer agent, Madison Stock Transfer, Inc., will act as exchange agent for purposes of implementing the exchange of stock certificates. There will be no mandatory exchange of certificates; rather certificates will be exchanged in the ordinary course of business. No new certificates will be issued to a stockholder until that stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal. Additional information about the reverse stock split can be found in the Company’s definitive information statement (Form DEF 14C) filed with the Securities and Exchange Commission on March 8, 2018 available free of charge at the SEC’s website www.sec.gov or at the Company’s website www.nsehinc.com. Madison Stock Transfer, Inc. can be reached by phone at (718) 627-4453 or mail at PO Box 145, Brooklyn, NY 11229-0145

Commenting on the matter CEO Mark Lucky stated: “We intend for Visium Technologies to become a major player in traditional cyber security as well as in Cloud technology and the Internet of Things (“IOT”). The name and symbol change better communicate our message and strategy of providing cybersecurity technology solutions to both commercial and government customers. We are in the process of assembling a world-class team of cybersecurity professionals. In addition, a key component to our strategy is to seek favorable acquisition candidates with novel technologies that can be integrated into our product offerings to successfully bring them to market. We believe that the reverse split will provide the Company with sufficient flexibility to take advantage of corporate opportunities, and also raise the per share market price which should improve the perception of our common stock and increase the appeal of our stock to a broader range of investors which will benefit the Company and our shareholders.”

About Visium Technologies, Inc.

Visium Technologies, Inc. is a Florida based company focused on becoming a global cybersecurity company, advancing technology and cybersecurity tools and services to support enterprises in protecting their most valuable assets – their data, on their networks, in the cloud, and IOT.

For more information please visit www.visiumtechnologies.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, whether the reverse stock split will be beneficial to the Company and its shareholders, any inability to meet the NYSE American continued listing standards in the future for any reason, and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Visium Technologies, Inc.

Corporate:
Mark Lucky
Chief Executive Officer
mlucky@visiumtechnologies.com